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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                          Avalon Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   05346P 10 6
                               --------------------
                                  (CUSIP Number)

                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                [ ]  Rule 13d-1(b)
                [ ]  Rule 13d-1(c)
                [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 05346P 10 6                  13G                    PAGE 2 OF 11 PAGES

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Forward Ventures IV, L.P.
        I.R.S. Identification No. 33-0910769

--------------------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) [ ]
                                                                  (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
         NUMBER OF
           SHARES         ------------------------------------------------------
        BENEFICIALLY       6    SHARED VOTING POWER
          OWNED BY
           EACH                 593,191 shares
         REPORTING
          PERSON          ------------------------------------------------------
           WITH            7    SOLE DISPOSITIVE POWER

                                0 shares

                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                593,191 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        593,191 shares

--------------------------------------------------------------------------------

 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.9%

--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

--------------------------------------------------------------------------------

CUSIP NO. 05346P 10 6                  13G                    PAGE 3 OF 11 PAGES

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Forward Ventures IV B, L.P.
        I.R.S. Identification No. 33-0913162
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) [ ]
                                                                 (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
         NUMBER OF
           SHARES         ------------------------------------------------------
        BENEFICIALLY       6    SHARED VOTING POWER
          OWNED BY
           EACH                 593,191 shares
        REPORTING
          PERSON          ------------------------------------------------------
           WITH            7    SOLE DISPOSITIVE POWER

                                0 shares

                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                593,191 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        593,191 shares

--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.9%

--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

--------------------------------------------------------------------------------

CUSIP NO. 05346P 10 6                  13G                    PAGE 4 OF 11 PAGES

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Forward IV Associates, LLC
        I.R.S. Identification No. 33-0908667
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) [ ]
                                                                   (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
         NUMBER OF
           SHARES         ------------------------------------------------------
        BENEFICIALLY       6    SHARED VOTING POWER
          OWNED BY
           EACH                593,191 shares
         REPORTING        ------------------------------------------------------
          PERSON           7    SOLE DISPOSITIVE POWER
           WITH
                                0 shares

                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                593,191 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        593,191 shares

--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.9%

--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

--------------------------------------------------------------------------------

CUSIP NO. 05346P 10 6                  13G                    PAGE 5 OF 11 PAGES

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Standish M. Fleming

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a) [ ]
                                                              (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF
          SHARES          ------------------------------------------------------
       BENEFICIALLY        6    SHARED VOTING POWER
         OWNED BY
          EACH                  593,191 shares
        REPORTING
         PERSON           ------------------------------------------------------
          WITH             7    SOLE DISPOSITIVE POWER

                                0 shares

                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                593,191 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        593,191 shares

--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.9%

--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------

CUSIP NO. 05346P 10 6                  13G                    PAGE 6 OF 11 PAGES

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Ivor Royston, M.D.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                             (a) [ ]
                                                             (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                18,788 shares
       NUMBER OF
        SHARES            ------------------------------------------------------
     BENEFICIALLY          6    SHARED VOTING POWER
       OWNED BY
        EACH                    593,191 shares
      REPORTING
        PERSON            ------------------------------------------------------
        WITH               7    SOLE DISPOSITIVE POWER

                                18,788 shares
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                593,191 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        611,979 shares

--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.0%

--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

--------------------------------------------------------------------------------

CUSIP NO. 05346P 10 6                  13G                    PAGE 7 OF 11 PAGES

                                  Schedule 13G

Item 1(a). Name of Issuer: Avalon Pharmaceuticals, Inc. (the "Company")

Item 1(b). Address of Issuer's Principal Executive Offices:
           20358 Seneca Meadows Parkway, Germantown, MD 20876

Item 2(a).  Names of Person Filing: (1) Forward Ventures IV, L.P. ("IV, L.P.");
            (2) Forward Ventures IV B, L.P. ("IV B, L.P."); (3) Forward IV Associates, LLC ("Associates LLC") (the sole general partner of IV, L.P. and IV B, L.P.); and (4) each of Standish M. Fleming and Ivor Royston, M.D. (the managing members of Associates LLC). IV, L.P., IV B, L.P., Associates LLC, Standish M. Fleming and Ivor Royston, M.D. are collectively referred to as the "Reporting Persons".

Item 2(b). Address of Principal Business Office or, if none, Residence: The address of the principal business office of each of the Reporting Persons is 9393 Towne Centre Drive, Suite 200, San Diego, CA 92121.

Item 2(c). Citizenship: Each of IV, L.P. and IV B, L.P. is a limited partnership organized under the laws of the State of Delaware. Associates LLC is a limited liability company organized under the laws of the State of Delaware. Each of Standish Fleming and Ivor Royston, M.D. is a United States citizen.

Item 2(d). Title of Class of Securities: Common Stock, $0.01 par value ("Common Stock")

Item 2(e).  CUSIP Number:  05346P 10 6

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

            (a) [ ] Broker or Dealer registered under Section 15 of the
                    Securities Exchange Act of 1934 (the "Act").

            (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

            (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

            (d) [ ] Investment Company registered under Section 8 of the
                    Investment Company Act of 1940.

            (e) [ ] An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E).

            (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

            (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

CUSIP NO. 05346P 10 6                  13G                    PAGE 8 OF 11 PAGES

          (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

             Not Applicable.

Item 4. Ownership.

          (a)  Amount Beneficially Owned:

               As of December 31, 2006, (i) IV, L.P. was the record holder of 546,833 shares of Common Stock, (ii) IV B, L.P. was the record holder of 46,358 shares of Common Stock ( such 593,191 shares of Common Stock to be referred to collectively as the "Record Shares") and (iii) Ivor Royston, M.D. was the record holder of 6,455 shares of Common Stock and options to purchase 19,000 shares of Common Stock of which 12,333 were vested as of December 31, 2006.

               By virtue of their relationship as affiliated entities with overlapping general partners, IV, L.P. and IV B, L.P. may each be deemed to beneficially own all of the Record Shares. By virtue of the affiliate relationship among IV, L.P., IV B, L.P. and Associates LLC, Associates LLC may be deemed to beneficially own all of the Record Shares. In their capacities as individual managing members of Associates LLC, each of Standish Fleming and Ivor Royston, M.D. may be deemed to beneficially own all of the Record Shares.

               Each of the Reporting Persons expressly disclaims beneficial ownership, except to the extent of its pecuniary interest therein, if any, of any shares of Common Stock of the Company except in the case of (i) IV, L.P. for the 546,833 shares of Common Stock it holds, (ii) IV B, L.P. for the 46,358 shares of Common Stock it holds and (iii) Ivor Royston, M.D. for the 6,455 shares of Common Stock and options to purchase 19,000 shares of Common Stock which he holds.

           (b) Percent of Class:

               5.9% for each Reporting Person except Ivor Royston, M.D.: 6.0% for Ivor Royston, M.D.

The foregoing percentages are calculated based upon the 10,123,576 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of the Company for the quarter ended September 30, 2006.

           (c) Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote:

CUSIP NO. 05346P 10 6                  13G                    PAGE 9 OF 11 PAGES

                    0 shares for each Reporting Person except for Ivor Royston,
               M.D.: 18,788 shares for Ivor Royston, M.D.

               (ii) shared power to vote or to direct the vote:

                    593,191 shares for each Reporting Person

               (iii) sole power to dispose or direct the disposition of:

                    0 shares for each Reporting Person except for
               Ivor Royston, M.D.: 18,788 shares for Ivor Royston, M.D.

               (iv) shared power to dispose or direct the disposition of:

                    593,191 shares for each Reporting Person

Item 5. Ownership of Five Percent or Less of a Class.

        Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

        Not Applicable.

Item 8. Identification and Classification of Members of the Group.

        Not Applicable. The Reporting Persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(J).

Item 9. Notice of Dissolution of Group.

        Not Applicable.

Item 10. Certification.

         Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13(d)-1(c).

CUSIP NO. 05346P 10 6                  13G                   PAGE 10 OF 11 PAGES

                                    SIGNATURE

      After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 13, 2007

FORWARD VENTURES IV, L.P.

By: Forward IV Associates, LLC

           By: /s/ Standish M Fleming
               ----------------------------------
               Standish M. Fleming
               Managing Member

FORWARD VENTURES IV B, L.P.

By:  Forward IV Associates, LLC

            By: /s/ Standish M Fleming
                 ----------------------------------
                Standish M. Fleming
                Managing Member

FORWARD IV ASSOCIATES  LLC

           By: /s/ Standish M Fleming
               ----------------------------------
               Standish M. Fleming
               Managing Member

/s/ Standish M Fleming
----------------------------------
Standish M. Fleming

/s/ Ivor Royston, M.D.
----------------------------------
Ivor Royston, M.D.

CUSIP NO. 05346P 10 6                  13G                   PAGE 11 OF 11 PAGES

                                                                       Exhibit 1

                             JOINT FILING AGREEMENT

      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of common stock of Avalon Pharmaceuticals, Inc.

Date:   February 13, 2007

FORWARD VENTURES IV, L.P.

By: Forward IV Associates, LLC

           By: /s/ Standish M Fleming
               ----------------------------------
               Standish M. Fleming
               Managing Member

FORWARD VENTURES IV B, L.P.

By:  Forward IV Associates, LLC

            By: /s/ Standish M Fleming
               ----------------------------------
                Standish M. Fleming
                Managing Member

FORWARD IV ASSOCIATES  LLC

           By: /s/ Standish M Fleming
               ----------------------------------
               Standish M. Fleming
               Managing Member

/s/ Standish M Fleming
----------------------------------
Standish M. Fleming

/s/ Ivor Royston, M.D.
----------------------------------
Ivor Royston, M.D.